FOR IMMEDIATE RELEASE

Home Properties Adds Directors

ROCHESTER, N.Y., October 24, 2013 – Home Properties, Inc. (NYSE: HME) today announced the appointment of two new directors, Michael D. Barnello and Bonnie S. Biumi, effective October 22, 2013.  With the addition of these two independent directors, the total number of board members is eight.

Barnello, age 48, has been President, Chief Executive Officer and Trustee of LaSalle Hotel Properties (NYSE:LHO) since 2009.  Prior to 2009, Barnello served as President, Chief Operating Officer and Director.  LaSalle Hotel Properties is a real estate investment trust that buys, owns and redevelops full-service hotels located in convention, resort and major urban business markets.  Prior to joining LaSalle Hotel Properties, Barnello was Senior Vice President at LaSalle Partners.  Previously he held positions in hotel asset management and acquisitions at VMS Realty Partners and Strategic Realty Advisors, Inc.  Barnello is on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) and is a graduate of the School of Hotel Administration at Cornell University.

Biumi, age 51, was President and Chief Financial Officer from 2007 to 2012 of Kerzner International Resorts, Inc., a developer, owner and operator of destination resorts, casinos and luxury hotels in the Bahamas, Mexico, Mauritius, the Maldives, South Africa and Dubai.  Previously, she held senior level financial positions at NCL Corporation, Ltd., Royal Caribbean Cruises, Ltd., Neff Corporation, Peoples Telephone Company, Inc. and Price Waterhouse.  Biumi serves on the board of Isle of Capri Casinos and is a graduate of the University of Florida.

“Mike’s and Bonnie’s diversified real estate, management and financial experience will be a tremendous asset to Home Properties’ board,” said Clifford Smith, Chair of Home Properties’ Board of Directors.  “The Company will benefit greatly from their business expertise and broad backgrounds.”

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast and Mid-Atlantic markets.  An S & P 400 Company, Home Properties owns and operates 118 communities containing 41,967 apartment units.  For more information, visit Home Properties’ website at www.homeproperties.com.

For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237

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850 Clinton Square/Rochester, New York  14604/(585) 546-4900/FAX (585) 546-5433
www.homeproperties.com